CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Northern Lights Fund Trust, and to the use of our report dated October 12, 2007 on the financial statements and financial highlights of the New River Small Cap Fund.   Such financial statements and financial highlights appear in the New River Funds 2007 Annual Report to Shareholders, which is incorporated by reference into the Prospectus/Proxy.

/s/

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

August 25, 2008